EXHIBIT 10.10

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”) is entered into as of March 14, 2025 (the “Execution Date”) by and among AMMO, Inc., a Delaware corporation headquartered at 7681 E. Gray Rd in Scottsdale, Arizona (the “Company”), and the Company’s Vice President of Sales, Anthony Tate, an individual (“Employee”). The Company and Employee are hereafter referred to collectively as the “Parties” and individually as a “Party”. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned in the Employment Agreement (defined below).

RECITALS

WHEREAS, the Company and Employee entered into that certain employment agreement dated March 23, 2021 (the “Employment Agreement”), pursuant to which Employee agreed to serve as the Company’s Director of National Accounts;

WHEREAS, the parties dispute the amount of compensation owed to Employee pursuant to the Employment Agreement;

WHEREAS, the Company is divesting itself from its ammunition division on or around March 31, 2025 (Ammo Divestiture”);

WHEREAS, the Employee’s position will be eliminated as a result of the Ammo Divestiture; and

WHEREAS, Employee and the Company desire to terminate their employment relationship amicably and to resolve, fully and finally, all matters relating to such termination and employment relationship prior to Employee’s departure from the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.
Separation.

1.1.
Employee’s employment as the Company’s VP of Sales shall terminate (“Termination”) effective March 31, 2025 (the “Termination Date”). Employee shall execute all documents and take such further steps as may be required to effectuate such Termination, including executing the notice of resignation attached as Exhibit A. Employee agrees that he shall not execute any documents, make any representations, or take any other actions, on behalf of the Company after the Termination Date except as expressly directed by the Company’s General Counsel, in writing. The Company will pay Employee all earned and unpaid wages through the Termination Date, minus lawful taxes and withholdings, within the time period required by applicable law. Employee agrees that all compensation, equity, bonuses, commissions, monies, paid time off, vacation and benefits which relate to his employment with the Company shall cease as of the Termination Date and that except as specifically set forth in this Agreement, Employee is not entitled to any additional payments from the Company.

1.2.
Before and after the Termination Date, Employee shall take any and all actions as reasonably requested by the Company in order to efficiently effect the Termination, including, but not limited to:

1.2.1.
sharing electronic and physical access to all of Employee’s employment resources
1.2.2.
transferring access to all of the Company’s books and records;
1.2.3.
sharing access codes for EDGAR filings to which Employee has access;
1.2.4.
returning all Company property; and
1.2.5.
executing additional documents necessary to complete the Termination.

1.3.
The Parties hereby waive any requirement by either Party to give written notice of termination.

2.
Termination Compensation. Employee shall be entitled to the following salary and fringe benefits as termination compensation (collectively, the “Termination Compensation”), provided that Employee complies with the terms of this Agreement and all surviving provisions of any confidentiality agreement by and between Employee and the Company:

2.1.
Employee shall continue to receive all compensation and benefits to which he is entitled under the Employment Agreement through the Termination Date.

2.2.
Cash Severance. Subject to the provisions of Section 19 below, Employee shall be entitled to receive a cash severance payment equal to $450,000.00 (“Cash Severance”). The Cash Severance shall be paid in a single installment, less applicable state, federal and employee directed withholdings on the first payroll date immediately following the Termination Date. Such Cash Severance shall be payable by ACH/wire or automatic deposit at Employee’s election.

2.3.
Insurance Continuation. If Employee is eligible for and timely elects continuation coverage under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Employee may pay for his own COBRA continuation coverage at the same level of coverage that Employee had in place as of the Termination Date (the “COBRA Benefit”) until the date that Employee is no longer eligible for COBRA for any reason other than non-payment of premiums. Employer shall not pay any portion of Employee’s COBRA Benefit. Nothing herein shall limit the right of the Company to change the provider and/or the terms of its group health insurance plans at any time hereafter.

2.4.
Shares. Employee shall be permitted to retain one hundred percent (100%) of his vested shares of Common Stock (the “Shares”), subject to the terms and conditions of the AMMO, Inc. 2017 Equity Incentive Plan (as and to the extent amended, the “Plan”).

2.5.
Subject to the terms of this Section 2.e., the Company shall reimburse Employee for all reimbursable expenses, if any, due to him under the Employment Agreement as of the Termination Date. Employee shall, by the Termination Date, provide the Company with a list of such reimbursable expenses and the Company shall, assuming none of the listed reimbursable expenses are in dispute, provide such reimbursement within fifteen (15) days of receipt. In the event that any part of the reimbursable expenses is disputed by the Company, the Company shall only be required to provide reimbursement for the expenses not in dispute in the manner provided above and the Parties shall use their reasonable best efforts to promptly resolve any disputed reimbursement requests.

2.6.
PTO. Employee shall be entitled to the equivalent cash value of all accrued, but unused, paid time off (“PTO Payout”). The PTO Payout shall be paid in a single installment, less applicable state, federal and employee directed withholdings on the first payroll date immediately following the Termination Date. Such PTO Payout shall be payable by ACH/wire or automatic deposit at

Employee’s election.

2.7.
It is expressly acknowledged and agreed by the Parties that the consideration payable to Employee provided in this Section 2 constitutes the full consideration to secure the general release of claims in Section 6below. Except as set forth in this Agreement, no additional consideration shall be owing by the Company to Employee in the form of severance, performance bonuses, equity, stock payments, cash compensation, health or other benefits, expense reimbursement or otherwise. Except as otherwise set forth in this Agreement, this Agreement is a full and complete settlement of any and all amounts claimed to be due and owing by the Company to Employee.

3.
Return of Company Property. Notwithstanding any other provision of this Agreement, the obligation of the Company to provide the Termination Compensation is subject to Employee returning to the Company by the Termination Date, any and all property of the Company in his possession, including, but not limited to, security key cards, keys, corporate credit cards, computers, corporate documents, corporate records and information, data, work product, identification tags, Confidential Information, including Company trade secrets and inventions, customer and supplier information, competitor information, cost information, marketing methods, product pricing information, Company business plans and presentations, shareholder information, proprietary software and other proprietary property of the Company that Employee has received as a result of his employment by the Company. The foregoing includes, without limitation, all electronic information (including passwords), e-mails, or hard-copies or drafts of documents relating to or concerning Employee’s work at the Company. By executing this Agreement, Employee represents and warrants, under penalty of perjury, that he has returned all of the Company’s property (including, but not limited to samples, ammunition, munition components, data, paper and all copies or derivations thereof), by the Termination Date.

4.
Representations. Employee and the Company make the following representations, each of which is an important consideration to the other Party’s willingness to enter into this Agreement:

4.1.
Employee understands and agrees he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement. Employee hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult with an attorney of his choosing regarding the effect of each and every provision of this Agreement, including the general release of claims set forth in Section 6.

4.2.
Employee acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

4.3.
Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that as of the Execution Date, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

5.
Covenants of Confidentiality and Nondisclosure.

a. Employee acknowledges that, as a result of his employment with the Company, he is in possession of confidential or proprietary information of special value to the Company. Employee covenants and agrees that he shall not at any time, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors, employees, and professional advisors of the Company, or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Company, any Confidential Information. Employee shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Employee shall, to the extent reasonably possible and legally permissible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order, at the Company’s sole cost and expense. “Confidential Information” means any confidential information with respect to the Company, including, without limitation, methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, proprietary software, marketing methods, plans, suppliers, competitors, markets or other specialized information or proprietary matters that is not otherwise in the public domain or available to the public upon request or through publicly available research and discovery.

b. The negotiations in connection with this Agreement were and are intended by the Parties to be confidential. No Party shall disclose or make any statements regarding such negotiations or the circumstances surrounding this Agreement, or the terms and conditions hereof; provided, however, that the Parties agree and acknowledge that the Company may, in its sole discretion, file this Agreement with the U.S. Securities and Exchange Commission and that any legally required disclosure with respect to information contained in this Agreement shall be permissible.

c. Notwithstanding any other provision of this Agreement, Employee may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Employee or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information. The Parties hereby clarify and agree, and by executing this Agreement, Employee acknowledges, that no provision of this Agreement prohibits or otherwise limits Employee’s ability to: (i) provide information in any form to or otherwise communicate with, including voluntarily, proactively, or in response to subpoenas, court orders or other legal processes, any government agency, including but not limited to, the U.S. Securities and Exchange Commission (the “SEC”), the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, the National Labor Relations Board, the Occupational Safety and Health Administration (“OSHA”), or any other federal, state or local governmental or law enforcement agency (each a “Government Agency”), without notice to the Company; (ii) file a charge or complaint with, or otherwise report possible violations of federal, state or local law or regulation to, any Government Agency; (iii) make other disclosures that are protected under applicable law, including the whistleblower provisions of federal, state or local law or regulation, to the extent applicable; (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any Government Agency or court of competent jurisdiction. The Parties further agree that nothing in this Agreement affects any eligibility that Employee may have to receive a whistleblower award or bounty for information provided to the SEC or any other Government Agency or official.

e. Employee agrees that he will use his best efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, including with respect to agreements, certificates, instruments and documents that he is required to deliver to the Company in connection with this Agreement.

6.
Release of Claims.

6.1.
Employee acknowledges and agrees that the Termination Compensation represents settlement in full of all outstanding obligations owed to him by the Company and its current, former and prospective officers, directors, employees, agents, consultants, investors, attorneys, shareholders, administrators, affiliates, subsidiaries, assigns, predecessors, successors, insurers, subrogees, representatives, transferees, and any firm, trust, partnership, corporation, investment vehicle, fund or other entity managed or controlled by the Company or in which the Company has or had a controlling interest (collectively, the “Releasees”). Employee on his own behalf and on behalf of his respective heirs, family members, executors, agents, assigns, any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by Employee or in which Employee has or had a controlling interest (collectively, the “Releasing Parties”), hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, right, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that they may now have or may hereafter have or claim to have against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred from the beginning of time through the ADEA Effective Date (defined below), including, without limitation:

6.1.1.
any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination thereof;

6.1.2.
any and all claims, whether based in contract, tort or alleged violations of any statute, known or unknown, that have been asserted, or that could be asserted by the Releasing Parties against the Releasees, including but not limited to claims under any federal, state or local laws such as the Americans with Disabilities Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (hereinafter, the “ADEA Claims”), the Equal Pay Act, the Family Medical Leave Act, the Patient Protection and Affordable Care Act of 2010, the Uniform Services Employment and Re-Employment Rights Act, the Lilly Ledbetter Act, Arizona’s wage laws, the Arizona Employment Protection Act (AEPA), the Arizona Civil Rights Act, the Arizona criminal code, Arizona equal pay laws, the Arizona Occupational Safety and Health Act, Arizona right-to-work laws, Arizona employee drug testing laws, the Arizona Medical Marijuana Act, the Delaware Discrimination in Employment Act, the Delaware Persons With Disabilities Employment Protection Act, the Delaware Whistleblowers’ Protection Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, the Delaware Volunteer Emergency Responders Job Protection Act, and Delaware’s social media law, all as amended and including all of their respective implementing regulations, or any other federal, state or local statute, regulation or ordinance.

6.1.3.
any and all claims relating to or arising from Employee’s ownership of capital stock in the Company;

6.1.4.
any and all claims relating to or arising from the Plan or Employee’s right to purchase, or actual purchase of shares of common stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

6.1.5.
any and all claims for wrongful discharge of employment; constructive discharge;

termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

6.1.6.
any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement or the Employment Agreement, including, but not limited to any claims for violations of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

6.1.7.
any and all claims for attorneys’ fees and costs, except as otherwise expressly provided herein; and

6.1.8.
any and all claims based upon discovered facts in addition to or different from those that any of the Releasing Parties now knows or believes to be true, or the claims or other legal forms of action released herein, and Employee fully, finally, and forever settles and releases any and all claims set forth above, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

6.2.
Notwithstanding the foregoing, Employee does not release the Company from or waive or discharge his rights to payments under this Agreement.

6.3.
Employee acknowledges that the inclusion of “unknown claims” in this Agreement was separately bargained for and was a key element of the Agreement, and that he assumes the risk of any mistake of fact or law. If Employee should subsequently discover that his understanding of the facts or of the law was or is incorrect, he shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon Employee according to the terms hereof regardless of any claims of mistake of fact or law.

6.4.
Employee agrees that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement and does not release claims that cannot be released as a matter of law, claims for indemnification (under the Company’s bylaws, certificate of incorporation, the terms of this Agreement or otherwise) or directors and officer’s liability insurance, or any claims or rights to vested benefits, such as pension or retirement benefits, or the right to seek continuation of health coverage under COBRA. Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 6.

6.5.
Company Release. As consideration for Employee to enter into this Agreement, Company and its Releasees release Employee from any and all claims arising out of Employee’s employment with

Company prior to the execution of this Agreement.

7.
Non-Disparagement. Each Party agrees that they shall not at any time, directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory, critical or negative toward, or harm the other Party or the current or prospective business plans of the other Party, or any of the Releasees. Employee hereby agrees and acknowledges that each of the Releasees is a third-party beneficiary of this Section 7 and hereby consents to any such Releasee’s standing with respect to a claim arising out of their non-disparagement obligations to such Releasees contained in this Section 7.

8.
Post-Termination Cooperation. Employee agrees and covenants that, following the Termination Date, he shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Employee is directly adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Employee, by virtue of his prior employment with the Company or any other position that Employee held that was affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Employee for his reasonable out-of- pocket expenses incurred in compliance with this Section 8. Company shall also compensate Employee at the rate of $120.00 per hour for cooperation in compliance with this Section 8.
9.
Post-Termination Non-Assistance. Employee agrees and covenants that, following the Termination Date, he shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any allegation, claim, administrative charge, or cause or action against the Company or any Releasee, including by providing testimony or other information or documents, except under compulsion of law. Should Employee be compelled to testify, nothing in this Agreement is intended or shall prohibit Employee from providing complete and truthful testimony. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not be interpreted to preclude the Parties from making truthful statements to any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena, or cooperating with any federal, state or local governmental agency or commission. The Parties further agree that nothing in this Section 9 is intended to interfere with Employee’s right to engage in the conduct outlined in Section 5.c. of this Agreement.

10.
Enforcement. Because Employee’s services were special, unique, and extraordinary and because Employee had access to Confidential Information, the Parties agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, or any of its successors or assigns, shall be entitled to specific performance and/or injunctive or other relief from a court of competent jurisdiction in order to enforce or prevent any violations of, the provisions hereof (without the necessity of posting of any bond or other security) because Employee acknowledges and agrees that substantial and immediate damages are presumed, would be inflicted, and would be challenging to immediately quantify.

11.
Covenant Not to Sue. Employee covenants and agrees that Employee will not now, or at any time in the future, commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on Employee’s behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against any of the Releasees with respect to any matter which arises from or relates to Employee’s employment with the Company or the termination thereof or which is encompassed in the release set forth in Section 6. Nothing in this Agreement prevents Employee from (i) filing a claim to enforce the terms of this Agreement; (ii) filing for and receiving unemployment compensation available under applicable state law, (iii) asserting a claim arising after the Execution Date of this Agreement; or (iv) the conduct outlined in Section 5.c. of this Agreement. Employee promises, however, never to seek or accept any damages, remedies or other relief for Employee personally with respect to any claim released by this Agreement.
12.
No Admission of Liability. The Partiesacknowledge and agree that any payments or benefits provided to Employee under the terms of this Agreement do not constitute an admission by the Company or any Releasee that they have violated any law or legal obligation with respect to any aspect of Employee’s employment by the Company or separation therefrom, or otherwise. If Employee does not accept this Agreement, this Agreement will not be admissible for any purpose against the Company or any Releasee, and any payments or benefits contemplated in this Agreement do not constitute (a) an admission of the truth or falsity of any actual or potential claims; or (b) an acknowledgment or admission by the Company or any Releasee of any fault or liability whatsoever to Employee.

13.
No Action. Employee affirms that by executing this Agreement, that he has not filed any actions or charges against the Company or the Releasees in or with any federal, state or local court or agency. Employee further agrees that, upon payment of the Termination Compensation, he will not personally recover or attempt to recover monies from the Company or the Releasees with respect to any claim released by this Agreement.

14.
Cooperation. Employee agrees to reasonably cooperate with the Company concerning the transition of any business matters or any litigation or regulatory matters in which Employee may have relevant knowledge or information. Such cooperation will include, without limitation, the following: (i) meeting and conferring, at a time mutually convenient to the Parties, with the Company’s designated management representative or outside attorneys pertaining to any claim or litigation matter, including, without limitation, for trial preparation purposes, answering questions, explaining factual situations, preparing to testify; (ii) appearing for deposition or trial and providing truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and (iii) giving truthful sworn statements to the Company’s attorneys upon their request and, for purposes of any deposition or trial testimony, adopting the Company’s attorneys as Employee’s own attorneys (unless there is a conflict of interest), and complying with their instructions at deposition or trial. Consistent with paragraph 8 herein, Company shall also compensate Employee at the rate of $120.00 per hour for cooperation in compliance with this Section.

15.
Protected Rights. The Parties hereby agree and acknowledge that no provision of this Agreement limits Employee’s ability to provide any information in any form, voluntarily, proactively, or in response to subpoenas, court orders or other legal processes, to file a charge or complaint, to communicate in any way, or to otherwise participate in any investigation or proceeding that may be conducted by any government agency, including but not limited to, the U.S. Securities and Exchange Commission (the “SEC”), the Equal Employment Opportunity Commission, any state human rights commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state or local governmental agency or commission, without notice to the Company or affects any eligibility that Executive may have to receive a whistleblower award or bounty for information provided to the SEC or any other government agency or official (collectively, “Protected Rights”).

The Parties agree and the Executive acknowledges that the Protected Rights supersede any language in this Agreement that could otherwise be interpreted to limit or impede such rights.

16.
Forfeiture of Payment. If Employee is convicted, pleads nolo contendere, or enters a plea agreement for criminal activity involving fraud, larceny, or embezzlement or intentional financial impropriety in connection with his employment with the Company, he will forfeit his right to receive all Termination Compensation to the extent not theretofore paid to him as of the date of such charge and, if already made as of the time such charge, Employee agrees that he will reimburse the Company immediately for the amount of such payments on a pre-tax basis, except for the Released Consideration.

17.
Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by a recognized overnight courier to the respective Party at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

if to Employee, then to:

Employee’s personal physical and email addresses on the Company’s records as of the date hereof:

if to the Company, then to:

AMMO, Inc.

7681 E. Gray Road

Scottsdale, AZ 85260

Attention: Jordan Christensen – General Counsel

Email: jchristensen@ammoinc.com

18.
Governing Law; Waiver of Jury Trial. THE RELEASING PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST ANY RELEASEES, INCLUDING WITHOUT LIMITATION ANY CLAIM FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT.

19.
Entirety of Agreement. This Agreement contains the entire understanding by and between the Parties and supersedes any and all prior agreements, understandings and rights between them, whether such agreements, understandings, or rights were oral or written, and all of which prior agreements, understandings, and rights are hereby definitively terminated and of no further force or effect, except for those agreements executed in connection with this Agreement. The Parties acknowledge and represent that they have not relied on any statements, agreements, representations, promises, warranties, or other assurances, oral or written, other than those contained herein. Each Party agrees that this Agreement is intended to cover any and all matters and claims (including possible and contingent claims) arising out of or related to any and all prior agreements or understandings and this Agreement shall not be limited in scope to cover any and all prior matters, whether any such matters are known, unknown or hereafter discovered or ascertained.

20.
Modification. This Agreement shall not and cannot be modified by any Party by any oral promise or representation made before or after the execution of this Agreement and may only be modified by a writing signed by all Parties. This Agreement shall be binding upon and inure to the benefit of the Releasees.

21.
Construction. The headings of paragraphs are used for convenience only and shall not affect the meaning or construction of the contents of this Agreement. Should any portion (e.g., word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall survive indefinitely. The terms and conditions of this Agreement have been, or will deemed to be, jointly negotiated by the Parties, and in the event of any ambiguity or controversy it shall not be construed against either Party as the draftsperson. For purposes of this Agreement, all references to the “Company” shall include any of the Company’s parents, subsidiaries, affiliates, or any other entity in which it holds a 50% or greater equity interest.

22.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument. This Agreement may be executed in counterparts and may be delivered via fax or scan which shall have the same full force and effect as an original.

23.
Advice of Counsel. Each Party has had ample opportunity to consult with counsel and has independently determined to proceed with this Agreement with or without such counsel. Employee has not relied upon Company counsel with respect to any advice of any nature or kind regarding this Agreement, and Employee acknowledges and agrees that Company counsel does not represent him individually or in any other capacity. Employee further acknowledges that he is competent to execute this Agreement, and that he fully understands the meaning and intent of this Agreement.

24.
Successors and Assigns. This Agreement will be assigned to the Company’s successors and assigns, if any, including, without limitation, successors and assigns through merger, name change, consolidation, liquidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon such successors and/or assigns.

25.
Competency. Employee warrants that he is fully competent to enter into this Agreement; that he has read this Agreement and fully understands its meaning; that he knowingly and voluntarily enters into this Agreement; and that he agrees to comply with its terms and conditions.

26.
Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to be exempt from Section 409A of the Code, including under the exemptions available in Treas. Reg. Sec. 1.409A-1(b)(4) and 1.409A-1(b)(9) and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, "Section 409A") and shall be construed and administered in accordance with such intent; to the extent not so exempt, the provisions of this Agreement shall be construed and administered in compliance with Section 409A and shall incorporate all required defined terms by reference. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

IN WITNESS WHEREOF, the Parties have executed this Employee Separation Agreement as of the day and year first above written.

AMMO, INC.

By: /s/ Jared Smith

Name: Jared Smith

Title: Chief Executive Officer

Employee

/s/ Anthony Tate

Anthony Tate